Exhibit 99.4

Excerpt from the “Underwriting—No Sales of Similar Securities” section of the Prospectus.

We, our executive officers and directors, Hunt and certain of our other existing investors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 365 days (in the case of our executive officers and directors and Hunt) or 180 days (in the case of InfraREIT and the other existing investors) after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The restrictions described in the immediately preceding paragraph do not apply to a transfer that satisfies each of the following conditions:

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. receives or is in possession of an agreement from the transferee agreeing to the above lock-up provisions for the balance of the applicable lock-up period;

•	any such transfer will not involve a disposition to an unaffiliated third party (other than such transfers made pursuant to the fifth, sixth and/or seventh bullet points below, as applicable, and other than such transfers by a person who is not a director or an officer of our company or InfraREIT, L.L.C. to a person that has executed and delivered a signed lock-up agreement to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.);

•	such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Exchange Act (other than transfers by Hunt-InfraREIT or the founding investors pursuant to the fifth, sixth and/or seventh bullet points below, as applicable); and

•	the person does not otherwise voluntarily effect any public filing or report regarding the transfer (other than a Schedule 13D or Schedule 13G filing by Hunt-InfraREIT or the founding investors with respect to transfers made pursuant to the sixth and/or seventh bullet points below, as applicable)

and satisfies one or more of the following conditions:

•	it is a bona fide gift or gifts;

•	it is a transfer to any trust for the direct or indirect benefit of the person or the person’s immediate family;

•	it is a transfer to the person’s affiliates or to any other entity controlled or managed by the person;

•	it is a transfer by operation of the provisions in our or InfraREIT, L.L.C.’s governing documents that restrict transfer and ownership of our capital stock or other equity interests, as applicable;

•	only with respect to transfers by Hunt-InfraREIT or the founding investors, a distribution, transfer, exchange or conversion to or among the direct or indirect limited partners, members or stockholders of the person or a permitted transferee;

•	only with respect to transfers by Hunt-InfraREIT, a distribution made to or by Electricity Participant Partnership, LLC or another affiliate of Hunt-InfraREIT on or around the 32-day anniversary of the closing of this offering; or

•	it is a transfer in connection with the Merger or the Reorganization transactions.

Furthermore, persons subject to these lock-up provisions may sell shares of common stock purchased on the open market following this offering if such sales are not required to be reported in any public report or filing and the person does not otherwise voluntarily effect any public filing or report regarding such sales.

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